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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                         MoneyGram Payment Systems, Inc.
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             (Exact name of registrant as specified in its charter)


               DELAWARE                                 84-1327808
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

        7401 W. Mansfield Avenue
           Lakewood, Colorado                             80235
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(Address of principal executive offices)               (Zip Code)

   If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) check the following box [ ]

   If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) check the following box [X]

   Securities Act registration statement file number to which this form relates Not Applicable

   Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                 Name of each exchange on which
         to be so registered                Each class is to be registered
         ___________________                _______________________________

                None                                     None
                ----                                     ----

   Securities to be registered pursuant to Section 12(g) of the Act:


                          Common Stock Purchase Rights
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                                 Title of Class
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Item 1.           Description of Registrants Securities to Be Registered.

                  On May 10, 1998, the Board of Directors of MoneyGram Payment Systems, Inc. (the "Company") declared a dividend of one common share purchase right (a "Right") for each outstanding share of common stock, par value $.01 per share (the "Common Shares"), of the Company. The dividend is effective as of May 20, 1998 (the "Record Date") with respect to the stockholders of record on that date. The Rights will also attach to new Common Shares issued after the Record Date. Each Right entitles the registered holder to purchase from the Company one Common Share of the Company at a price of $50.00 per Common Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of May 10, 1998 (the "Rights Agreement"), between the Company and BankBoston, N.A. (the "Rights Agent").

DETACHMENT AND TRANSFER OF RIGHTS

                  Initially, the Rights will be evidenced by the stock certificates representing Common Shares then outstanding, and no separate Right Certificates will be distributed. Until the earlier to occur of (i) the tenth day after a public announcement that a person or group of affiliated or associated persons, has become an "Acquiring Person" (as such term is defined in the Rights Agreement) or (ii) 10 business days (or such later date as the Board may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in the beneficial ownership by an Acquiring Person of 15% or more of the outstanding Common Shares (the earlier of such dates being called the "Distribution Date") other than pursuant to the Viad Merger Agreement (as such term is defined below), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate. In general, an "Acquiring Person" is a person, the affiliates or associates of such person, or a group, which has acquired beneficial ownership of 15% or more of the outstanding Common Shares. However, under the terms of the Rights Agreement, certain parties are exempt from the definition of Acquiring Person including but not limited to the Company, any Subsidiary (as defined in the Rights Agreement) and Gotham Partners L.P. ("Gotham"), or any other Person who beneficially owns, as of the close of business on May 8, 1998, 15% or more of the Common Shares then outstanding, provided that Gotham or such other Person, as the case may be, does not become the Beneficial Owner (as defined in the Rights Agreement) of any additional Common Shares that, in the aggregate, exceed 1% or more of the Common Shares then outstanding, in which case such Person shall be deemed to be an Acquiring Person.

                  The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferable with and only with the


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Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights) the surrender or transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

EXERCISABILITY OF RIGHTS

                  The Rights are not exercisable until the Distribution Date. The Rights will expire on the earlier of (A) the Effective Time (as such term is defined in the Merger Agreement dated as of April 4, 1998 among the Company, Pine Valley Acquisition Corp. and Viad Corp. (the "Viad Merger Agreement") and
(B) May 10, 2008 (the earlier of (A) and (B) being the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

                  The Purchase Price payable, and the number of Common Shares or other securities or property issuable or payable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution. The number of outstanding Rights and the number of Common Shares issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares, or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Common Shares will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading day prior to the date of exercise.

TRIGGER OF FLIP-IN AND FLIP-OVER RIGHTS

                  In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof (which will thereafter be void), will thereafter have the right to receive upon exercise that number of

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Common Shares having a market value of two times the exercise price of the
Right. This right will commence on the tenth day after the date of the initial public announcement that a person has become an Acquiring Person (or the effective date of a registration statement relating to distribution of the rights, if later).

                  In the event that the Company is acquired in a merger or other business combination transaction (other than pursuant to the Viad Merger Agreement) or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its affiliates or associates or certain other persons in which such persons have an interest, proper provision will be made so that each such holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

REDEMPTION AND EXCHANGE OF RIGHTS

                  At any time prior to the earliest of (i) the close of business on the tenth day after the first public announcement that a person has become an Acquiring Person, or (ii) the Final Expiration Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). In general, the redemption of the Rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

                  At any time after any Person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share or such number of Common Shares as will equal (i) the difference between the aggregate market price of the number of Common Shares to be received and the Purchase Price divided by (ii) the market price per Common Share upon the date such Person becomes an Acquiring Person. In lieu of exchanging Rights for Common Shares, under circumstances set forth in the Rights Agreement, the Company may exchange the Rights for cash, property or other securities of the Company (or of a share of a class or series of the Company's common stock having equivalent designations and the powers, preferences and rights, and the qualifications, limitations and restrictions) with value equal to such Common Shares.

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AMENDMENT OF RIGHTS

                  The terms of the Rights generally may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as the Rights are distributed no such amendment may adversely affect the interests of the holders of the Rights (excluding the interest of any Acquiring Person).

                  The rights of holders of the Common Stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

                  The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors unless the offer is conditioned on a substantial number of Rights being acquired. However, the Rights should not interfere with any merger or other business combination approved by the Company's Board of Directors because the Rights may be redeemed by the Company at $.01 per Right at any time on or prior to the tenth day following the Stock Acquisition Date (subject to extension by the Company's Board of Directors). Thus, the Rights are intended to encourage persons who may seek to acquire control of the Company to initiate such an acquisition through negotiations with the Board of Directors. However, the effect of the Rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in the equity securities of, or seeking to obtain control of, the Company. To the extent any potential acquirors are deterred by the Rights, the Rights may have the effect of preserving incumbent management in office.

                  The Rights Agreement between the Company and the Rights Agent specifying the terms of the Rights, which includes as Exhibit A the Form of Right Certificate, is attached hereto as Exhibit 4 and is incorporated herein by reference. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to such Exhibit 4.

Item 2.           Exhibits.
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                  4.       Rights Agreement, dated as of May 10, 1998, between
                           MoneyGram Payment Systems, Inc. and BankBoston, N.A. which includes the Form of Right Certificate as Exhibit A and the Summary of Rights as Exhibit B.


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                                    SIGNATURE


                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                            MoneyGram Payment Systems, Inc.



                                            By /s/ Andrea M. Kenyon
                                               ---------------------------------
                                                   Andrea M. Kenyon
                                                   General Counsel and Secretary

Date:             May 11, 1998
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                                  EXHIBIT INDEX


Exhibit                                                                                     Page
  No.                               Description                                              No.
  ---                               -----------                                             ---

   4              Rights Agreement dated as of May 10, 1998, between                         8
                  MoneyGram Payment Systems, Inc. and BankBoston, N.A.,                      --
                  which includes the Form of Right Certificate as Exhibit A and the
                  Summary of Rights as Exhibit B.